UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

SPY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2015

Dear Stockholders:

We invite you to attend the Annual Meeting of Stockholders of SPY Inc. on Thursday, June 4, 2015, at 9:00 a.m. (local time), at our offices located at 2070 Las Palmas Drive, Carlsbad, California 92011.

Details of the business to be conducted at the Annual Meeting are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail, and in this Proxy Statement. We have also made available a copy of our Annual Report on Form 10-K for the year ended December 31, 2014 (“Annual Report”) along with this Proxy Statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and services.

As part of our efforts to conserve environmental resources and prevent unnecessary corporate expenses, we have elected to provide access to our proxy materials over the Internet, rather than mailing paper copies. Our management believes that providing our proxy materials over the Internet increases the ability of our stockholders to access the information they need, while lowering the costs of our Annual Meeting and conserving natural resources.

Regardless of whether you plan to attend the Annual Meeting in person, please read the accompanying Proxy Statement and then vote by Internet, telephone or e-mail as promptly as possible.  Please refer to the Notice for instructions on submitting your vote. Voting promptly will save us additional expense in soliciting proxies and will ensure that your shares are represented at the Annual Meeting.

             Our Board of Directors has unanimously approved the proposals set forth in the Proxy Statement and we recommend that you vote in favor of each such proposal.

Your vote is important, so please return your proxy promptly. Our Board of Directors and management look forward to seeing you at the meeting.

Michael Marckx
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD

JUNE 4, 2015

To the Stockholders of SPY Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SPY Inc., a Delaware corporation, will be held on Thursday, June 4, 2015, at 9:00 a.m. (local time), at our offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, for the following purposes:

1.	To elect nine directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered certified public accountants for the year ending December 31, 2015; and

3.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These matters are more fully discussed in the attached Proxy Statement.

We have elected to provide access to this year’s proxy materials primarily over the Internet under the Securities and Exchange Commission’s (the “SEC”) “notice and access” rules. We believe that this process expedites stockholders’ receipt of proxy materials, while lowering the costs of our Annual Meeting and conserving natural resources. On or about April 17, 2015, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each of our stockholders entitled to notice of an to vote at the Annual Meeting. This Notice contained instructions on how to access the attached Proxy Statement, our 2014 Annual Report on Form 10-K (“Annual Report”), and how to vote via the Internet, telephone and e-mail. The Notice also included instructions on how you can receive a paper copy of your proxy materials. The Proxy Statement and the Annual Report both are available online at: www.envisionreports.com/XSPY

        The close of business on April 6, 2015 (the “Record Date”) has been fixed as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Only holders of record of shares of our common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for examination by any of our stockholders for purposes pertaining to the Annual Meeting at our corporate offices, 2070 Las Palmas Drive, Carlsbad, California, during normal business hours for a period of ten days prior to the Annual Meeting, and at the time and place of the Annual Meeting.

Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by Internet, telephone or e-mail, so that your shares may be represented and voted at the Annual Meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

Our Board of Directors unanimously recommends that you vote “FOR” Proposal Nos. 1 and 2, each of which are described in detail in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 4, 2015.  THE ANNUAL REPORT AND PROXY STATEMENT ARE AVAILABLE ONLINE AT: WWW.ENVISIONREPORTS.COM/XSPY

Sincerely,

James McGinty
Chief Financial Officer, Treasurer and Secretary
Carlsbad, California
April 17, 2015

2070 LAS PALMAS DRIVE
CARLSBAD, CALIFORNIA 92011

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on June 4, 2015:

The Notice of Annual Meeting of Stockholders, the Proxy Statement and Annual Report to Stockholders are available at: www.envisionreports.com/XSPY

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SPY Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), of proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, on Thursday, June 4, 2015, at 9:00 a.m. (local time), and at any adjournment or postponement thereof (the “Annual Meeting”).

Who Can Vote

Stockholders of record at the close of business on April 6, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 13,392,293 shares of common stock, $0.0001 par value per share, issued and outstanding. Each holder of common stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

We have elected to provide access to this year’s proxy materials primarily over the Internet under the Securities and Exchange Commission’s “notice and access” rules. On or about April 17, 2015, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each of our stockholders entitled to notice of and to vote at the Annual Meeting. This Notice contained instructions on how to access this Proxy Statement, our 2014 Annual Report on Form 10-K (“Annual Report”) and how to vote via the Internet, telephone and e-mail. You may also vote your shares at the Annual Meeting either in person or by proxy. Submitting a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The Notice also included instructions on how you can receive a paper copy of your proxy materials. The Proxy Statement and the Annual Report both are available online at: www.envisionreports.com/XSPY.

If your proxy is properly returned to the Company, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted: (i) FOR the election of the nominees for directors listed in this Proxy Statement; and (ii) FOR the ratification of the appointment of the Company’s independent registered certified public accountants for the year ended December 31, 2015.

If a bank holds your shares, broker or other institution, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Broker Non-Votes

A “broker non-vote” occurs when a nominee (typically a broker or bank) holding shares for a beneficial owner (typically referred to as shares being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares with respect to that proposal.

Brokers and other nominees may vote on “routine” proposals on behalf of beneficial owners who have not furnished voting instructions, subject to the rules applicable to broker nominees concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those firms. The ratification of the independent registered public accountants, for example, is a routine proposal. Brokers and other nominees may not vote on “non-routine” proposals, unless they have received voting instructions from the beneficial owner. The election of directors is a “non-routine” proposal. This means that brokers and other firms must obtain voting instructions from the beneficial owner to vote on the election of directors, otherwise they will not be able to cast a vote for this “non-routine” proposal. If your shares are held in the name of a broker, bank or other nominee, please follow their voting instructions so you can instruct your broker on how to vote your shares.

Revocation of Proxies

Stockholders of record can revoke their proxies at any time before they are exercised in any one of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy bearing a later date that is properly executed prior to or at the Annual Meeting.

Quorum

In order for any business to be conducted at the Annual Meeting, there must be a quorum, meaning a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present, either in person or by proxy. If you submit a properly executed proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of establishing a quorum. Shares that constitute broker non-votes will also be counted as present at the Annual Meeting for the purpose of establishing a quorum. If a quorum is not present at the scheduled time of the Annual Meeting, the stockholders who are present may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Vote Required for Approval

Proposal One: Election of Directors. Directors are elected by a plurality vote. This means the director nominees who receive the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal Two: Ratification of Appointment of Auditors: The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote is necessary to approve this proposal. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the proposal.  Accordingly, an abstention will have the effect of a vote against this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal. However, any broker non-votes received will have no effect on the outcome of this proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Bylaws provide that the number of directors that shall constitute the entire Board initially shall be seven; provided, however, that the number of directors that shall constitute the entire Board shall be fixed from time to time by resolution adopted by a majority of the entire Board.  Our Bylaws also provide that our directors will be elected at the annual meetings of the Company's stockholders, and each director elected shall hold office until such director’s successor is elected and qualified, unless sooner displaced. The Company’s Board of Directors currently consists of nine directors, and these nine directors are nominated for election at the Annual Meeting. Each nominee has confirmed that he will be able and willing to serve as a director if elected. If any of the nominees becomes unable or unwilling to serve, your proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated for election as directors at our Annual Meeting Messrs. David R. Mitchell, John Pound, Seth Hamot, Stephen Roseman, Greg Andrews, Fir Geenen, J. David Chute, David Rane and Michael Marckx.

Required Vote

Directors are elected by a plurality vote. This means that the nominees for director who receive the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of the directors.

     The Board recommends a vote “FOR” the election of each nominee set forth below.

Biographical information concerning the nominees for director is set forth below.

Name	Served as	Age	Principal Business Experience
	Director
	Since

David R. Mitchell	2003	48
David Mitchell has served on the Board since April 2003. Mr. Mitchell currently serves as a managing director with Transportation Resource Partners, a private equity business affiliated with the Penske Corporation, and has assisted in the firm’s investment activities since its formation in 2003. From May 2002 to July 2003, Mr. Mitchell served as a Vice President of Penske Corporation. From January 1999 to April 2002, Mr. Mitchell served as a partner in R.J. Peters and Company, a private equity investment and financial advisory company. From July 1994 to January 1999, Mr. Mitchell was a Senior Manager with Deloitte Consulting. Mr. Mitchell also currently serves as a director on the boards of directors of various private companies. Mr. Mitchell received an M.B.A. from Stanford University’s Graduate School of Business and holds a B.S. in Chemical Engineering from the University of Notre Dame.

In considering Mr. Mitchell as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive senior management expertise and the leadership he has shown in his positions.  In addition, Mr. Mitchell's investment and financial expertise were considered important factors in the determination of the Nominating and Corporate Governance Committee.

John Pound	2006	60
John Pound has served on the Board since October 2006, previously serving as Co-Chairman of the Board from October 2006 to August 2008. Most notably, Mr. Pound has served as President and a director of Integrity Brands, Inc., a firm that originates and oversees investments in specialty retail and branded consumer products companies, since July 1997. He also served as a director of RedEnvelope, Inc., a specialty gift retailer, from August 2005 to March 2008, and as the Executive Chairman of its Board from March 2007 to March 2008. Mr. Pound also served as RedEnvelope, Inc.’s Chief Executive Officer from November 2007 to March 2008. Mr. Pound has also served as a director of The Gymboree Corporation (NASDAQ:GYMB), a branded specialty retailer of children’s apparel, from September 2000 until its sale in November 2010, and Cost Plus World Market (NASDAQ:CPWM) from June 2010 until its sale in June 2012.  Mr. Pound currently sits on the board of directors of several private companies.

In considering Mr. Pound as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive retail, brand and consumer products expertise and experience. In addition, Mr. Pound's public company senior management and board experience, and the leadership he has shown in his positions with prior companies, were considered important factors in the determination of the Nominating and Corporate Governance Committee.

Seth Hamot	2009	53
Seth Hamot has served on the Board since February 2009 and as its Chairman since February 2010.  Mr. Hamot has served as Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) since 1997 and was the owner of its corporate predecessor, Roark, Rearden & Hamot, Inc. RRHCM is the investment manager to Costa Brava Partnership III L.P. (“Costa Brava”), an investment fund, whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Mr. Hamot is also President of Roark, Rearden & Hamot LLC, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot served as the Chairman of the board of directors of TechTeam Global Inc., until that company was sold in December 2010. Additionally, Mr. Hamot served as Chairman of the board of directors of Bradley Pharmaceuticals, Inc., until that company was sold in February of 2008. Mr. Hamot is currently a member of the board of directors of Telos Corporation (OTC:TLSRP), a networking and security products and services provider. Mr. Hamot graduated from Princeton University in 1983 with a degree in economics.

In considering Mr. Hamot as a director of the Company, the Nominating and Corporate Governance Committee considered his extensive business, investment and merger and acquisition experience, as well as the fact that Mr. Hamot indirectly is the Company’s largest shareholder.  In addition, Mr. Hamot’s extensive experience serving on a number of public company board of directors was considered an important factor in the determination of the Nominating and Corporate Governance Committee.

Stephen Roseman	2009	44
Stephen Roseman has served on the Board since July 2009 and brings extensive public company board experience and business development skills to the Company. Mr. Roseman is Senior Vice President and Consumer Sector Head at Calamos Advisors.  Until May 2013, Mr. Roseman was the managing member of Thesis Capital Group, a firm he founded in 2005. Mr. Roseman served as a member of the board of directors of Celebrate Express, Inc. (NASDAQ:BDAY) starting in August 2006, and as Chairman from November 2007 until August 2008 when the company was acquired by Liberty Media Corporation (NASDAQ:LINTA). From 2003 to 2005, Mr. Roseman was a portfolio manager at Kern Capital Management, where he managed the consumer discretionary, consumer staples and business services portfolio. His previous professional experience includes serving as a senior equity analyst with OppenheimerFunds, Inc. from 2000 to 2003 where he was responsible for public and private investments in all of the consumer, financials, energy and industrial sectors for its Discovery Fund. Prior to OppenheimerFunds, he was employed by PaineWebber Group and Sperry Van Ness. Mr. Roseman also serves on the advisory boards of various private companies. He is a C.F.A. and received an M.B.A. from Fordham University Graduate School of Business Administration and a B.A. in French Literature from Arizona State University.

In considering Mr. Roseman as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive public company board and investment experience.  In addition, Mr. Roseman possesses valuable business development skills, which was considered an important factor in the determination of the Nominating and Corporate Governance Committee.

Greg Andrews	2010	53
Greg Andrews has served on the Board since October 2010.  Mr. Andrews is currently the Chief Financial Officer of Ramco-Gershenson Properties Trust (NYSE: RPT), a publicly traded real estate investment trust listed on the New York Stock Exchange. Prior to joining Ramco-Gershenson in 2010, Mr. Andrews served as Chief Financial Officer of Equity One, Inc. from 2006 to 2009. From 1997 to 2006, Mr. Andrews was a Principal at Green Street Advisors, Inc., an investment research and advisory firm. Mr. Andrews also previously served as Vice President in the corporate (Hong Kong) and commercial real estate (U.S.) divisions of Bank of America, and as an analyst at First Interstate Bank of California. Mr. Andrews received an M.B.A. from the UCLA Anderson School of Business and holds a B.A. in Architecture from Princeton University.

In considering Mr. Andrews as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive expertise and knowledge regarding finance and public company matters.  Mr. Andrews qualifies as an "audit committee expert" under the applicable SEC rules and accordingly contributes his expertise and substantial experience as a principal accounting and financial officer to the deliberations of the Board.

Fir Geenen	2011	60
Fir Geenen has served on the Board since June 2011. Since October 2008, and from 1993 to October 2007, Mr. Geenen has been a principal of Harlingwood Partners, an investment firm of which Mr. Geenen was a founding principal. From October 2007 to October 2008, Mr. Geenen was a principal at the investment firm Relational Investors, where he served as a portfolio manager. Prior to founding Harlingwood Partners, Mr. Geenen served in investment banking, consulting and executive management roles including at Laidlaw Inc. (Executive Vice President, 1992 to 1996), Shepherd Products (Chairman, 1988 to 1989), Nesbitt Burns (Managing Director, 1982 to 1987) and RBC Dominion Securities (Vice President, 1979 to 1982). Mr. Geenen graduated from Brock University in Ontario, Canada in 1977 with a degree in chemistry and biology.

In considering Mr. Geenen as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive executive business experience and the leadership he has shown in his positions with prior companies. In addition, Mr. Geenen’s investment and merger and acquisition experience, and experience serving on a number of board of directors were considered important factors in the determination of the Nominating and Corporate Governance Committee.

J. David Chute	2012	58
J. David Chute has served on the Board since April 2012. Mr. Chute is President of i2C Ventures, LLC, a company he founded in 2003 that consults with, commercializes and invests in early state proprietary consumer products. Mr. Chute is also co-founder of SunBird, LLC, which he co-founded in 2004 and which licenses certain rights to clip-on sunglasses technology. From 2008 until its acquisition in 2010, Mr. Chute was President and CEO of Switch Vision, a company he co-founded that sells sunglasses with magnetic interchangeable lenses. Switch Vision was acquired in 2010. From 1990 until 2002, Mr. Chute served as Global Managing Director of the Nike, Flexon and Trade Divisions and Executive Vice President of Marchon Eyewear, where his responsibilities included brand and product development, sourcing, marketing, management and strategy. Mr. Chute also founded Flex Eyewear in 1988, a company that was acquired by Marchon Eyewear in 1990. From 1986 until 1989, Mr. Chute was a partner in the Beta Group, which founded or acquired, and managed several businesses. From 1983 until 1986, Mr. Chute was a consultant at the Boston Consulting Group. Mr. Chute received an M.B.A. from Stanford University’s Graduate School of Business, holds an M.S. in Economics from the London School of Economics, and earned a B.A. in Economics at the University of California, Davis.

The Nominating and Corporate Governance Committee considered Mr. Chute’s experience founding and managing companies specializing in sunglasses and eyewear, as well as his extensive senior executive experience, in considering him as a director of the Company.

David Rane	2013	61
David Rane has served on the Board since August 2013. Mr. Rane serves as President and Chief Financial Officer of IMG Holdings, LLC, a pharmacy management company.  He also served on the board of Linksoul, Inc, a private golf apparel company from 2013 to 2015.  Mr. Rane served as Chief Financial Officer and a director of Spectrum Sports, Inc., a non-profit organization focused on serving the special needs community until April 2013.  He served as a director and Chairman of the Audit Committee of Telanetix, Inc., a publicly traded, broadband audio communications company until the company was sold in September 2013. Mr. Rane has also served as Chief Financial Officer of several companies, including Callaway Golf Company, a publicly traded company that manufactures golf equipment, NextImage Medical, Inc., a healthcare management and technology company, World Waste Technologies, Inc., a company focused on renewable energy, and SureBeam Corporation, a development stage company focused on food safety that filed for bankruptcy in 2004. Prior to these positions, Mr. Rane was employed by PricewaterhouseCoopers, where he was responsible for resolving complex accounting and reporting issues, including serving for two years in its national SEC and Accounting Services Group. Mr. Rane received his undergraduate degree from Brigham Young University in 1978, and is a certified public accountant.

The Nominating and Corporate Governance Committee considered Mr. Rane’s extensive formal expertise, training and knowledge regarding accounting and finance, and his public company board experience.  Mr. Rane qualifies as an “audit committee financial expert” under the applicable rules and accordingly contributes to the Board of Directors his understanding of corporate finance and his skills in analyzing and evaluating financial statements.

Michael Marckx	2013	50
Michael Marckx has served as Chief Executive Officer of the Company since December 15, 2011 and as a member of the Board since December 2013. He joined the Company in February 2011 as its Vice President of Marketing and was promoted to President on April 12, 2011. Since 2001, Mr. Marckx has served on the board of directors of Surfrider Foundation, a non-profit foundation, serving as Chairman since 2009. From 2004 until 2011, Mr. Marckx was the Vice President of Global Marketing/Entertainment of Globe International, which manufactures and markets apparel, footwear and boardsports hardgoods. From 2001 until 2004, Mr. Marckx was the Vice President, International Marketing/Creative Director at Ocean Pacific, which manufacturers and markets beach apparel. From 2000 until 2001, Mr. Marckx was the Vice President, Marketing/Entertainment at Broadband Interactive Group. Mr. Marckx holds a B.S. in economics from the University of California, Irvine.

The Nominating and Corporate Governance Committee considered Mr. Marckx’s executive marketing background, the leadership he has demonstrated at SPY and in his positions with prior companies and his extensive knowledge of the action sports industry.

Arrangements Related to Mr. Geenen’s Nomination

Mr. Geenen was selected as a nominee to the Board in accordance with the terms of the stock purchase agreement between the Company and Harlingwood (Alpha), LLC, an affiliate of Harlingwood Partners (“Harlingwood”), dated February 28, 2011. See “Certain Relationships and Related Party Transactions” below for further information.

Board Meetings and Committees

The Board held five meetings during the year ended December 31, 2014 and all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served. The Board encourages the directors to attend our annual meetings of stockholders when stockholder participation is expected.

Independent Directors

The Board believes that a majority of its members should be independent directors. The Board has determined that, other than Messrs. Hamot, Geenen and Marckx, all of its current directors are independent directors as defined by the rules and regulations of the NASDAQ Stock Market.

              The members of the Audit Committee and Compensation Committee of the Board each meet the independence standards established by the NASDAQ Stock Market and the Securities and Exchange Commission (the “SEC”) for audit committees and compensation committees. In addition, the Board has determined that Messrs. Rane and Andrews each satisfy the definition of an “audit committee financial expert” under SEC rules and regulations. These designations do not impose any duties, obligations or liabilities on Messrs. Rane and Andrews that are greater than those generally imposed on them as members of the Audit Committee and the Board, and their designations as audit committee financial experts does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Committees and Charters

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board appoints the members and chairpersons of these committees. The majority of the members of these committees have been determined by the Board to be independent. In addition, each member of these committees, except for Messrs. Hamot and Geenen (each of the Nominating and Governance Committee), has been determined by the Board to be independent. Each committee has a written charter approved by the Board. Copies of each committee charter are available on the Company’s website at investor.spyoptic.com and by clicking on the “Corporate Governance” tab.

Audit Committee

Members:	Mr. Rane (Chairman) Mr. Andrews Mr. Roseman
Number of Meetings in 2014:	This committee held five meetings during 2014.
Functions:
This committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. This committee is responsible for the appointment, compensation, retention and oversight of the independent accountants and for ensuring that the accountants are independent of management.

Compensation Committee

Members:	Mr. Mitchell (Chairman) Mr. Pound
Number of Meetings in 2014:	This committee held no meetings during 2014.
Functions:
This committee determines the Company’s general compensation policies and practices. This committee also reviews and approves compensation packages for the Company’s officers and, based upon such review, recommends overall compensation packages for the officers to the Board. This committee also reviews and determines equity-based compensation for the Company’s directors, officers, employees and consultants and administers the Company’s stock option plans.

Nominating and Corporate Governance Committee

Members:	Mr. Hamot (Chairman) Mr. Pound Mr. Geenen
Number of Meetings in 2014:	This committee held no meetings during 2014.
Functions:
This committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Director Nominations

The Board nominates directors for election at each annual meeting of stockholders and appoints new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for such nomination or appointment.

The Board seeks membership composed of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Board and Nominating and Corporate Governance Committee do not have a specific policy with regard to the consideration of diversity in the identification of director nominees. However, the Board and Nominating and Corporate Governance Committee consider diversity to be a valuable factor when evaluating director candidates’ qualifications and potential for making meaningful contributions to the operation of the Board and the Company. The Nominating and Corporate Governance Committee also believes it to be appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the applicable SEC rules and regulations.

Prior to each annual meeting of stockholders, the Board or Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Board or Nominating and Corporate Governance Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. The Company’s policy is to consider nominees for the Board from stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. Nominees suggested by stockholders are considered in the same way as nominees suggested from other sources. Once the Nominating and Corporate Governance Committee chooses a slate of candidates, the Nominating and Corporate Governance Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. Information required by the Company’s Bylaws to be in the notice include: the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and its related rules and regulations. The Nominating and Corporate Governance Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The recommendation should be sent to: Secretary, SPY Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You can obtain a copy of the Company’s Bylaws by writing to the Secretary at this address.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: Secretary, SPY Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Secretary will review any communication received from a stockholder, and all material and appropriate communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Board Leadership Structure

The Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for the Board meetings and presides over meetings of the Board. However, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board.

Board Role in Risk Assessment

Management, in consultation with outside professionals, as applicable, identifies risks associated with the Company’s operations, strategies and financial statements. Risk assessment is also performed through periodic reports received by the Audit Committee from management, counsel and the Company’s independent registered public accountants relating to risk assessment and management. Audit Committee members meet privately in executive sessions with representatives of the Company’s independent registered public accountants. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board has selected the firm of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2015. Mayer Hoffman McCann P.C. leases substantially all its personnel, who work under the control of Mayer Hoffman McCann P.C. shareholders, from wholly-owned subsidiaries of CBIZ, Inc., in an alternative practice structure. Representatives of Mayer Hoffman McCann P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of the Company’s independent registered certified public accountants is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of Mayer Hoffman McCann P.C. to its stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment of Mayer Hoffman McCann P.C., the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Mayer Hoffman McCann P.C. for the audit of the Company’s financial statements for 2014 and 2013, and fees billed for other services rendered by Mayer Hoffman McCann P.C.

	Year Ended December 31,
	2014	2013
Audit Fees (1)	$237,500	$241,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	16,850	22,537
All Other Fees (4)	—	—

Total	$254,350	$263,537

(1)
Audit Fees include all services that are performed to comply with Generally Accepted Auditing Standards (“GAAS”). In addition, this category includes fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements, such as audits, quarterly reviews, attest services, statutory audits, comfort letters, consents, reports on an issuer’s internal controls, and review of documents to be filed with the SEC. Certain services, such as tax services and accounting consultations, may not be billed as audit services. To the extent that such services are necessary to comply with GAAS (i.e., tax accrual work), an appropriate allocation of those fees is in this category.

(2)
Audit-Related Fees include assurance and related services that are traditionally performed by an independent accountant such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, and special assignments related to internal control reviews.

(3)	Tax Fees include all services performed by an accounting firm’s tax division except those related to the audit. Typical services include tax compliance, tax planning and tax advice.

(4)	All Other Fees include fees for any service not addressed in the other three categories above.

 Determination of Independence

 The Audit Committee has determined that the fees received by Mayer Hoffman McCann P.C. for the non-audit related services listed above are compatible with maintaining the independence of Mayer Hoffman McCann P.C.

Pre-Approval Policy and Procedures

 It is the Company’s policy that all audit and non-audit services to be performed by the Company’s independent registered certified public accountants be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of the independent registered certified public accountants to perform any service that the independent registered certified public accountants would be prohibited from providing under applicable securities laws. In assessing whether to approve the use of the independent registered certified public accountants for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the independent registered certified public accountants. The Audit Committee will approve permitted non-audit services by the independent registered certified public accountants only when it will be more effective or economical to have such services provided by the independent registered certified public accountants. During the year ended December 31, 2014, all audit and non-audit services performed by the Company’s independent registered certified public accountants were approved in advance by the Audit Committee.

Required Vote

 The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of the Company’s independent registered certified public accountants. Abstentions will have the same effect as a vote “AGAINST” this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.  However, any broker non-vote received will not affect the outcome of this proposal.

The Board recommends a vote “FOR” ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ended December 31, 2015.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed by the Board on an annual basis and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s current executive officers.

Name	Age	Position
Michael Marckx	50	Chief Executive Officer and President
James McGinty	52	Chief Financial Officer, Treasurer and Secretary
Jim Sepanek	53	Executive Vice President

Michael Marckx serves as the Company’s President and Chief Executive Officer, and is also a member of the Company’s Board of Directors. He has served as Chief Executive Officer since December 15, 2011. He joined the Company in February 2011 as its Vice President of Marketing and was promoted to President on April 12, 2011. Since 2001, Mr. Marckx has served on the board of directors of Surfrider Foundation, a non-profit foundation, serving as Chairman since 2009. From 2004 until 2011, Mr. Marckx was the Vice President of Global Marketing/Entertainment of Globe International, which manufactures and markets apparel, footwear and boardsports hardgoods. From 2001 until 2004, Mr. Marckx was the Vice President, International Marketing/Creative Director at Ocean Pacific, which manufacturers and markets beach apparel. From 2000 until 2001, Mr. Marckx was the Vice President, Marketing/Entertainment at Broadband Interactive Group. Mr. Marckx holds a B.S. in economics from the University of California, Irvine.

James McGinty joined the Company in August 2013 and serves as the Company’s Chief Financial Officer, Treasurer and Secretary. Mr. McGinty served on the board of directors of Native Foods Holding Corporation from October 2013 through January 2015. From 2000 to 2013, Mr. McGinty was a member of the management team of Hot Topic, Inc., serving as Chief Financial Officer from February 2001 to March of 2013. Prior to Hot Topic, Mr. McGinty was Vice President-Controller at Victoria's Secret Stores, a division of The Limited, Inc., from July 1996 to July 2000, and held various financial and accounting positions within other divisions of The Limited, Inc. from 1984 to 1996. Mr. McGinty holds a B.S. degree in Accounting from Miami University in Oxford, Ohio.

Jim Sepanek joined the Company in May 2011, and was promoted to Executive Vice President in December 2013. From 2008 to 2011, Mr. Sepanek served as vice president of Business Development at Signature Eyewear, which designs and distributes branded eyewear under global licenses, where he was responsible for brand management, key account sales and product design and development.  Prior to that, he held executive positions at Rem Eyewear and Revo, Inc., respectively.  Mr. Sepanek holds a B.A. degree in Business from Michigan State University and a M.B.A from California State University, San Jose.

EXECUTIVE COMPENSATION

The following table discloses the compensation paid to or earned during the years ended December 31, 2014 and 2013 by the Company’s principal executive officer, the Company’s two most highly compensated executive officers (other than the Company’s principal executive officer) who were serving as executive officers at the end of 2014 (collectively the “Named Executive Officers”):

2014 Summary Compensation Table

Name and Principal Position	Year	Salary Earned ($)	Bonus ($) (3)(4)	Option Award(s) ($) (5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (6)(7)	Total Compensation ($)
Michael Marckx	2014	$360,000	$288,000	$—	$—	$16,673	$664,673
Chief Executive Officer, President and Director	2013	$300,000	$—	$88,790	$—	$16,837	$405,627

James McGinty (1)	2014	$265,000	$119,250	$—	$—	$20,055	$404,305
Chief Financial Officer, Treasurer and Secretary	2013	$91,737	$—	$308,120	$—	$7,006	$406,863

Jim Sepanek (2)	2014	$250,000	$106,250	$86,990	$—	$22,740	$465,980
Executive Vice President	2013	$100,000	$180,157	$—	$—	$16,905	$297,062

(1)	Mr. McGinty began serving as the Company’s Chief Financial Officer, Treasurer and Secretary on August 19, 2013 with an annual base salary of $265,000.
(2)	Prior to his promotion to Executive Vice President on December 21, 2013, Mr. Sepanek served as the Company’s Vice President of Optical.
(3)
With respect to Jim Sepanek, the bonus amount in this column represents $106,250 and $180,157 earned by Mr. Sepanek for bonus and commissions earned for achieving certain sales levels during 2014 and 2013, respectively.

(4)	With respect to Michael Marckx and James McGinty, the bonus amount in this column represent bonus earned for achieving certain corporate goals outlined by the Compensation Committee.
(5)
The amounts in this column represent the grant date fair value of stock option awards computed in accordance with FASB guidance, excluding the effect of estimated forfeitures under which the Named Executive Officer has the right to purchase, subject to vesting, shares of the Company’s common stock. For the assumptions made in determining the grant date fair values of the stock option awards see Note 10 “Share-Based Compensation” to the Company’s audited consolidated financial statements for the year ended December 31, 2014 included in its Annual Report on Form 10-K, filed with the SEC on March 20, 2014.

(6)
With respect to 2013, the amounts in this column represent: (a) $10,837 paid to Mr. Marckx for his employee portion of his health benefits and $6,000 paid as an automobile allowance, (b) $3,692 paid to Mr. McGinty for his employee portion of his health benefits and $3,314 paid for a housing and transportation allowance, and (c) $10,905 paid to Mr. Sepanek for his employee portion of his health benefits and $6,000 paid as an automobile allowance.

(7)
With respect to 2014, the amounts in this column represent: (a) $10,673 paid to Mr. Marckx for his employee portion of his health benefits and $6,000 paid as an automobile allowance, (b) $10,740 paid to Mr. McGinty for his employee portion of his health benefits and $9,315 paid for a housing and transportation allowance, and (c) $10,740 paid to Mr. Sepanek for his employee portion of his health benefits and $12,000 paid for a housing and transportation allowance.

Employment Agreements and Change-in-Control Arrangements for Named Executive Officers

Michael Marckx

Employment Agreement. Mr. Marckx currently serves as the Company’s Chief Executive Officer and President under the terms of an Employment Agreement, by and between Mr. Marckx and the Company, originally dated October 31, 2011, and amended and restated on December 15, 2011 and October 16, 2012 (the “Marckx Employment Agreement”). The Marckx Employment Agreement will expire on December 14, 2015. Under the terms of the Marckx Employment Agreement, Mr. Marckx received an annual base salary of $300,000 during the year ended December 31, 2013 and 2012, and may receive, at the discretion of the Compensation Committee, an annual cash bonus of up to 100% of his annual base salary. However, on October 16, 2012, Mr. Marckx agreed to waive his right to receive a cash bonus he might have otherwise been entitled to during the years ending December 31, 2012 and 2013. Effective January 1, 2014, Mr. Marckx’s annual salary was increased to $360,000.

The Marckx Employment Agreement also provides that if the Company terminates his employment without “cause” (as such term is defined in the Marckx Employment Agreement), and such termination takes place either before a change in control transaction or more than 12 months following a change in control transaction, then the vesting of 50% of any outstanding unvested stock options held by Mr. Marckx will be accelerated, provided that he signs a general release of claims.

Change in Control Severance Agreement.  In connection with his appointment as the Company’s Chief Executive Officer, the Company and Mr. Marckx entered into an amended and restated change in control severance agreement, effective December 15, 2011 and amended on October 16, 2012 (the “Marckx Severance Agreement”), under which, if Mr. Marckx’s employment as an executive is terminated by the Company without “cause” (as such term is defined in the Marckx Severance Agreement) within 12 months following a change of control transaction, or if Mr. Marckx voluntary terminated his employment for “good reason” (as such term is defined in the Marckx Severance Agreement) within 12 months following a change of control transaction, after providing the Company with written notice of such “good reason” and allowing the Company 30 days to cure or remedy the “good reason”. In either event, Mr. Marckx is entitled to (i) continuation of his base salary for a period of 24 months, payable in regular payroll installments; (ii) continuation of payments for group health plan continuation coverage under COBRA for 18 months, or until Mr. Marckx became eligible for group insurance benefits from another employer; (iii) payment of an amount equal to any unpaid “annual performance bonus” for the year in which his employment terminates; and (iv) the acceleration of all outstanding, unvested stock options or other equity compensation held by Mr. Marckx at the time of termination. The payment of these severance benefits is conditioned upon Mr. Marckx timely providing a release of claims against the Company, the Company’s affiliates and related parties. Further, in the event of a change of control which involves a transaction which represents an “enterprise value” (as such term is defined in the Marckx Severance Agreement) of the Company less than or equal to $50,000,000, the Company shall pay Mr. Marckx a bonus amount equal to $150,000. In the event of a change of control transaction, which involves a transaction that represents an “enterprise value” of the Company over $50,000,000, the Company shall pay Mr. Marckx an amount equal to $300,000. Any of the above bonuses shall be paid in a lump sum payment on the 60th day after Mr. Marckx’s termination date.

James McGinty

Employment Agreement. Mr. McGinty currently serves as the Company’s Chief Financial Officer, Treasurer and Secretary pursuant to a three year employment agreement entered into by the Company and Mr. McGinty on August 19, 2013 (the “McGinty Employment Agreement”). The McGinty Employment Agreement will expire on August 18, 2016. Under the term and conditions of the McGinty Employment Agreement, Mr. McGinty receives an annual base salary of $265,000, and is eligible to receive, at the discretion of the Compensation Committee, an annual cash bonus of up to 50% of Mr. McGinty’s annual base salary.   Mr. McGinty also received a nonstatutory stock option on August 19, 2013 under the McGinty Employment Agreement to purchase up to 400,000 shares of the Company’s common stock, vesting annually in one-third increments over a period of three years, pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan. The Company may terminate the Employment Agreement at any time, with or without “cause” (as such term is defined in the McGinty Employment Agreement). If the Company terminates the McGinty Employment Agreement without “cause”, Mr. McGinty will be entitled to (i) 12 months base salary and (ii) vesting of 50% of the unvested portion of the stock option issued pursuant to the McGinty Employment Agreement.

Change in Control Severance Agreement. Pursuant to the change in control severance agreement by and between Mr. McGinty and the Company (the “Severance Agreement”), in the event Mr. McGinty’s employment is involuntarily terminated by the Company without “cause” (as such term is defined in the McGinty Severance Agreement) within 12 months following a change of control transaction (as such term is defined in the McGinty Severance Agreement), or if Mr. McGinty voluntarily terminates his employment within 14 months following a change of control transaction, Mr. McGinty will be entitled to: (i) continuation of his base salary for a period of 18 months, (ii) continuation of payments for group health plan continuation coverage under COBRA for 18 months, or until Mr. McGinty becomes eligible for group insurance benefits from another employer, (iii) payment of a bonus equal to 50% of Mr. McGinty’s potential annual bonus, and (iv) acceleration of the vesting of unvested portions of the Stock Option.

Jim Sepanek

    Employment Agreement. Mr. Sepanek currently serves as the Company’s Executive Vice President under the terms of an Employment Agreement, by and between Mr. Sepanek and the Company, originally dated April 26, 2011, and amended and restated on October 1, 2012 and December 21, 2013 (the “Sepanek Employment Agreement”). The Sepanek Employment Agreement will expire on December 20, 2016. Under the term and conditions of the Sepanek Employment Agreement, Mr. Sepanek receives an annual base salary of $250,000, and is eligible to receive, at the discretion of the Compensation Committee, an annual cash bonus of up to 50% of Mr. Sepanek’s annual base salary.  Prior to the revised employment agreement on December 21, 2013, Mr. Sepanek received an annual base salary of $100,000, was eligible to receive a cash bonus up to $50,000, at the discretion of the Compensation Committee and received sales commissions. The Company may terminate the Employment Agreement at any time, with or without “cause” (as such term is defined in the Sepanek Employment Agreement). If the Company terminates the Sepanek Employment Agreement without “cause”, Mr. Sepanek will be entitled to (i) 12 months base salary and (ii) vesting of 50% of the unvested portion of the stock option issued pursuant to the Sepanek Employment Agreement.

    Change in Control Severance Agreement. Pursuant to the change in control severance agreement by and between Mr. Sepanek and the Company (the “Severance Agreement”), in the event Mr. Sepanek’s employment is involuntarily terminated by the Company without “cause” (as such term is defined in the Sepanek Severance Agreement) within 12 months following a change of control transaction (as such term is defined in the Sepanek Severance Agreement), or if Mr. Sepanek voluntarily terminates his employment within 14 months following a change of control transaction, Mr. Sepanek will be entitled to: (i) continuation of his base salary for a period of 18 months, (ii) continuation of payments for group health plan continuation coverage under COBRA for 18 months, or until Mr. Sepanek becomes eligible for group insurance benefits from another employer, (iii) payment of a bonus equal to 50% of Mr. Sepanek’s potential annual bonus, and (iv) acceleration of the vesting of unvested portions of the Stock Option.

Outstanding Equity Awards at December 31, 2014

The following table discloses outstanding stock option awards and warrants held by each of the Named Executive Officers at December 31, 2014:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael Marckx	100,000	—		$1.70	2/22/2021
Chief Executive Officer and President	100,000	—		1.85	4/12/2021
	50,000	—		1.50	12/15/2021
	100,000	50,000	(2)	1.80	1/17/2022
	100,000	—		1.46	3/5/2023

James McGinty	133,334	266,666	(3)	1.25	8/16/2023
Chief Financial Officer, Treasurer and Secretary

Jim Sepanek	100,000	—		1.40	10/18/2021
Executive Vice President	—	100,000	(4)	1.41	1/21/2024

(1)
All equity awards included in this table are options. All options expire ten years from date of grant and have an exercise price equal to the closing price of the Company’s common stock on the respective date of grants.

(2)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the remaining unvested portion of this option vests and becomes exercisable on January 17, 2015.

(3)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the unvested portion of this option vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on August 16, 2015 and August 16, 2016.

(4)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the unvested portion of this option vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on January 1, 2015, January 1, 2016 and January 1, 2017.

DIRECTOR COMPENSATION

The Company pays the following fees to its non-employee directors related to their service on the Board:

●	annual retainer of $10,000;
●	annual retainer of $3,000 for serving as chairman of the Audit Committee and $2,000 for serving as a member of the Audit Committee;
●	annual retainer of $1,000 for serving as the chairman or a member of the Compensation Committee; and
●	annual retainer of $1,000 for serving as the chairman or a member of the Nominating and Corporate Governance Committee.

    In addition, the Company’s non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options annually. Non-employee directors are automatically granted an initial stock option to purchase 15,000 shares of common stock upon their appointment to the Board. Each initial stock option vests and becomes fully exercisable on the first anniversary of the date of grant subject to continued service. Also, immediately after each of the Company’s regularly scheduled annual meetings of stockholders, each non-employee director that has served on the Board for at least six months automatically receives a nonstatutory stock option to purchase 15,000 shares of common stock. Each annual stock option vests and becomes fully exercisable on the first anniversary of the date of grant. The stock options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and accelerate and become fully vested upon a change of control of the Company. Further, directors may be reimbursed for any out-of-pocket travel expenses they incur while in the performance of their responsibilities for the Company.

The following table discloses certain information concerning the compensation of the Company’s non-employee directors for the year ended December 31, 2014:

2014 Compensation of Non-Employee Directors

Name	Fees earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Stock Awards ($)	Total ($)
Greg Andrews	$12,000	$9,491	$—	$21,491
J. David Chute	10,000	9,491	—	19,491
Fir Geenen	11,000	9,491	—	20,491
Seth W. Hamot	11,000	9,491	—	20,491
David Mitchell	11,000	9,491	—	20,491
John Pound	12,000	9,491	—	21,491
Stephen Roseman	12,000	9,491	—	21,491
David Rane	13,000	9,491	—	22,491

(1)
In an effort to conserve the Company’s cash, Board members have the option to receive stock awards in lieu of cash fees earned in respect of their annual retainers for service on the Board and its committees.  Fees earned in respect of service provided each quarter are valued and issued on the first business day following the quarter in which fees are owed.  Share awards were granted on January 2, 2014, April 1, 2014, July 1, 2014 and October 1, 2014 and were converted at per share values of $1.37, $1.39, $0.90 and $0.90, respectively. The stock awards vested immediately upon grant and were not subject to any further service by the directors. The amounts in this column represent the grant date fair value of the restricted stock awards granted during 2014 and is computed in accordance with FASB guidance, excluding the effect of estimated forfeitures.

(2)
Represents the grant date fair value of stock option awards computed in accordance with FASB guidance, excluding the effect of estimated forfeitures under which the director has the right to purchase, subject to vesting, shares of the Company’s common stock. For the assumptions made in determining the grant date fair values of the stock option awards, see Note 10 “Share-Based Compensation” to the Company’s audited consolidated financial statements for the year ended December 31, 2014 included in its Annual Report on Form 10-K filed with the SEC on March 5, 2015.

As of December 31, 2014, our non-employee directors had options outstanding to purchase the following number of shares of our common stock:

Name	# of Shares Subject to Outstanding Options
Greg Andrews	75,000
J. David Chute	45,000
Fir Geenen	60,000
Seth W. Hamot	90,000
David Mitchell	130,000
John Pound	130,000
Stephen Roseman	90,000
David Rane	30,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table discloses certain information as of April 1, 2015 as to shares of the Company’s common stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) each of the Company’s current directors and director nominees, (iii) each of the Company’s named executive officers and (iv) all of the Company’s current directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner listed in this table is: c/o SPY Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. Except as indicated in the footnotes to the following table, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of the shares of Company’s common stock beneficially owned is based on the number of shares issued and outstanding as of April 1, 2015. In addition, shares acquirable within 60 days of April 1, 2015 pursuant to options or other securities are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual, pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares Acquirable within 60 days of April 1, 2015	Percentage of Shares Beneficially Owned
5% Stockholders:
Costa Brava Partnership III L.P. (1)	6,341,206	3,000,000	57.0%
Nettlestone Enterprises Limited (2)	918,884	—	6.9%
Stephens Investment Management, LLC (3)	745,961	—	5.6%
Harlingwood (Alpha), LLC (4)	712,121	1,239,791	13.3%
Directors, Nominees and Named Executive Officers:
Seth Hamot (5)	6,526,776	3,075,000	58.3%
John Pound	240,083	115,000	2.6%
Fir Geenen (6)	722,282	1,284,791	13.7%
David Rane	21,066	15,000	*
David R. Mitchell	75,518	115,000	1.4%
Greg Andrews	110,672	60,000	1.3%
Stephen Roseman	60,406	75,000	1.0%
J. David Chute	24,486	30,000	*
Michael Marckx	11,000	500,000	3.7%
James McGinty	—	133,334	1.0%
Jim Sepanek	—	133,334	1.0%
All current directors and executive officers as a group (11 persons)	7,792,289	5,536,459	70.4%

(1)
Represents 6,341,206 shares held directly by Costa Brava Partnership III L.P. (“Costa Brava”) in a margin brokerage account (together with other securities) and 3,000,000 shares issuable upon the conversion of a promissory note held by Costa Brava. Seth W. Hamot, one of the Company’s directors, is the president of Roark, Rearden & Hamot, LLC, which is the general partner of Costa Brava. Each of Costa Brava, Roark, Rearden & Hamot, LLC and Mr. Hamot have sole voting and dispositive power over such shares. The principal business address of each of the foregoing persons is 420 Boylston Street, Boston, MA 02116. Excludes shares held directly by Mr. Hamot, by two trusts for the benefit of Mr. Hamot’s children and by Mr. Hamot’s children, all of which are described in Note 5, below.

(2)	The principal business address of Nettlestone Enterprises Limited is P.O. Box 665 Roseneath, The Grange, St. Peter Port, Guernsey GY1-3SJ, Channel Islands.

(3)
Includes 745,961 shares as to which voting and dispositive power is shared among Stephens Investment Management (“SIM”), Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens. Orphan Fund, L.P. (“Orphan”) holds sole voting and dispositive power as to 745,961 shares. SIM serves as general partner and investment manager of the investment limited partnerships, including Orphan, that hold the shares reported. SIM, as those investment limited partnerships’ general partner and investment manager, and Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens, as managing members and owners of SIM, may therefore be deemed to beneficially own the shares owned by such investment limited partnerships for the purposes of Rule 13d-3 of the Exchange Act insofar as they may be deemed to have the power to direct the voting or disposition of those shares. The foregoing information is based on the Schedule 13G/A filed jointly on February 12, 2012. The principal business address of each of the foregoing is One Ferry Building, Suite 225, San Francisco, CA 94111.

(4)
Fir Geenen, one of the Company’s directors, is the manager of Harlingwood Investment Partners I, LLC (“HIP”), which is the manager of Harlingwood (Alpha), LLC (“Harlingwood”). HIP, as the manager of Harlingwood, has sole authority to act on behalf of Harlingwood with respect to such shares, and Mr. Geenen, as the manager of HIP, has sole authority to take action on behalf of HIP as manager of, or holder of ownership interests in, another entity. HIP and Mr. Geenen disclaim beneficial ownership of all of the shares of the common stock held by Harlingwood. The principal business address of each of Harlingwood, HIP and Mr. Geenen is 3580 Carmel Mountain Rd, Suite 460, San Diego, California 92130.

(5)
Represents 92,395 shares held directly by Seth W. Hamot, 75,000 shares issuable upon the exercise of options held by Mr. Hamot, 6,000 shares held in two trusts for the benefit of Mr. Hamot’s children, 79,175 shares held directly by Mr. Hamot’s children, 8,000 shared held directly by spouse’s IRA, 6,341,206 shares held directly by Costa Brava and 3,000,000 shares issuable upon the conversion of a promissory note held by Costa Brava.

(6)
Represents 10,161 shares held directly by Fir Geenen, 45,000 shares issuable upon the exercise of options held by Mr. Geenen, 712,121 shares held by Harlingwood and 1,239,791 shares issuable upon the conversion of a promissory note held by Harlingwood.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have not entered into any transactions with related parties since January 1, 2012, and there is no currently proposed transaction, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, except as disclosed below and in “EXECUTIVE COMPENSATION” and “DIRECTOR COMPENSATION” above.

Promissory Notes with Shareholder, Costa Brava Partnership III, L.P.

Costa Brava Term Note. SPY North America issued a promissory note to Costa Brava in the principal amount of $7.0 million (“Costa Brava Term Note”), which amount was outstanding at December 31, 2014 (excluding Accrued PIK Interest, as defined below, of $2.1 million and unamortized debt premium of $0.1 million).  The Costa Brava Term Note is subordinate to the line of credit extended to the Company by BFI Business Finance (“BFI”) (the “BFI Line of Credit”), pursuant to the terms of a debt subordination agreement between Costa Brava and BFI.

Interest attributable to the Costa Brava Term Note accrued daily at a rate equal to 12% per annum.  On January 1, 2012, SPY North America began paying monthly interest payments in kind, as an addition to the outstanding principal amount due, rather than making interest payments in cash (“Accrued PIK Interest”).  The Costa Brava Term Note, as amended, also required that SPY North America pay a facility fee equal to 1% of the outstanding principal amount in cash (without giving effect to the Accrued PIK Interest) on June 30, 2014. In April 2014, the Costa Brava Term Note was amended to extend the maturity date from April 1, 2015 to December 31, 2016, increase the amount Costa Brava may convert from $2,250,000 to $6,000,000, reduce the conversion price from $2.25 to $2.00, reduce the interest rate from 12% to 7% and eliminate the facility fee, both of which are effective July 1, 2014.  Effective with this amendment, the Company no longer adds Accrued PIK Interest to the outstanding principal balance, and is now required to make quarterly cash interest payments. The Company paid a final facility fee of approximately $35,000, in June 2014, which was a pro-rata portion of the annual facility fee.

Costa Brava Line of Credit. SPY North America has an additional $9.0 million line of credit from Costa Brava (“Costa Brava Line of Credit”) of which $8.5 million was outstanding at December 31, 2014 (excluding Accrued PIK Interest of $2.1 million).   During the year ended December 31, 2014, approximately $1.0 million of accrued interest was paid in cash. In April of 2014, the Costa Brava Line of Credit was amended to: (i) extend the maturity date from April 1, 2015 to December 31, 2016, (ii) reduce the interest rate from 12% to 7%, and (iii) eliminate the facility fee, effective July 1, 2014. Effective with this amendment, the Company no longer adds Accrued PIK Interest to the outstanding principal, and is now required to make quarterly cash interest payments.   The Costa Brava Line of Credit is subordinate to BFI Line of Credit, pursuant to the terms of a debt subordination agreement between Costa Brava and BFI.

In addition, the Costa Brava Line of Credit, as amended, required SPY North America to pay a final facility fee in June, 2014 calculated as the lesser of (i) 1% of the average daily outstanding principal amount owed under the note (excluding Accrued PIK Interest) for the 365 day period ending on such payment date or (ii) $90,000. The Company has no accrued expenses and other liabilities related to facility fee as of December 31, 2014 and paid $85,000 for the required facility fee in June 2014.

Costa Brava Loans. As of December 31, 2014, the Company had outstanding borrowings of $19.8 million (including $4.2 million Accrued PIK Interest and $0.1 million unamortized debt premium) with Costa Brava.  The Costa Brava Term loan and Costa Brava Line of Credit are pari passu with respect to the rights and preferences of the Harlingwood Notes (defined below).

Convertible Note with Shareholder, Harlingwood

Harlingwood Convertible Debt. In 2012, SPY North America entered into convertible note purchase agreements with Harlingwood under which SPY North America issued two promissory notes to Harlingwood in the principal amounts of $1.0 million and $0.5 million (“Harlingwood Notes”).  Total outstanding borrowings under the Harlingwood Notes at December 31, 2014 were $1.5 million (excluding Accrued PIK Interest of $0.2 million).  During the year ended December 31, 2014, approximately $0.2 million of accrued interest was paid in cash. The Harlingwood Notes were amended in April 2014 to extend the maturity date from April 1, 2015 to December 31, 2016.   The Harlingwood Notes are subordinate to the amounts owed by SPY North America under the BFI Line of Credit, pursuant to the terms of a debt subordination agreement between Harlingwood and BFI. The Harlingwood Notes accrue interest at the rate of 12% per annum.

The $1.0 million promissory note requires a facility fee equal to the lesser of $10,000 or 1% of the average daily outstanding principal amount due under the Harlingwood Notes (without giving effect to the Accrued PIK Interest).   Facility fees are due in advance on the respective anniversary date of the $1.0 million promissory note until maturity.  The $0.5 million promissory note has a facility fee of $10,000. The Company paid $10,000 to Harlingwood in September 2014 and December 2014, respectively, related to facility fees on the Harlingwood Notes.

The principal amount due under the Harlingwood Notes (including Accrued PIK Interest) is convertible into shares of the Company’s common stock at $1.40 per share, subject to adjustment for stock splits or stock dividends.   The Harlingwood Notes are pari passu with the respect to the rights and preferences of the Costa Brava Term Note and Costa Brava Line of Credit.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following pages contain a report issued by the Audit Committee relating to its review of the accounting, auditing and financial reporting practices of the Company for the year ended December 31, 2014. Stockholders should be aware that under SEC rules, the Report of the Audit Committee of the Board is not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and is not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent registered certified public accountants are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 with the Company’s management and its independent registered certified public accountants. The Audit Committee met privately with the independent registered certified public accountants and discussed issues deemed significant by the independent registered certified public accountants, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures from the independent registered certified public accountants required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered certified public accountants their independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Audit Committee

David Rane (Chairman)
Greg Andrews
Stephen Roseman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and stockholders holding more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to its directors, executive officers, and 10% stockholders complied with and timely filed all required reports.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Stockholder proposals that are intended to be presented by stockholders at the Company’s 2016 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 19, 2015 in order that they may be included, if appropriate, in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal not included in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the 2016 Annual Meeting of Stockholders is changed by more than 30 days from the date of this year’s Annual Meeting, the Company must receive the stockholder’s notice no later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by proxy solicitors, directors, officers and other employees of the Company by personal interview, telephone, facsimile or other means. No additional compensation will be paid to directors, officers or employees of the Company for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials, please notify your broker or direct a written request to the Company, Attn: Investor Relations Department, 2070 Las Palmas Drive, Carlsbad, California 92011, or contact Investor Relations at (760) 804-8420. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies solicited by this Proxy Statement, if validly signed, dated and returned to the Company, will be voted in accordance with the judgment of the persons holding the proxies.

Whether or not you intend to be present at the Annual Meeting, the Company urges you to submit your proxy promptly.

By Order of the Board of Directors
April 17, 2015
James McGinty
Chief Financial Officer, Treasurer and Secretary

The Company’s Annual Report on Form 10-K for the year ended December 31, 2014 has been mailed with this Proxy Statement. The Company will provide copies of exhibits to that report, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 2070 Las Palmas Drive, Carlsbad, California 92011, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of April 6, 2015 the stockholder was entitled to vote at the Annual Meeting.

Copies of the Annual Report on Form 10-K and the exhibits thereto may also be obtained through the SEC’s web site at www.sec.gov and at: www.envisionreports.com/XSPY